Exhibit 99.1

Contact

Massa B. Cressall, Investor Relations

Phone: (441) 278-0988

Email: mcressall@endurance.bm

STEVEN W. CARLSEN APPOINTED TO ENDURANCE BOARD OF DIRECTORS AND WILL RETIRE FROM FULL-TIME POSITION AS CHIEF OPERATING OFFICER

PEMBROKE, Bermuda – February 16, 2006 – Endurance Specialty Holdings Ltd., (NYSE:ENH) a Bermuda-based provider of property and casualty insurance and reinsurance, today announced that Steven W. Carlsen has been appointed to the Endurance Board of Directors, where he will sit on the Investment and Underwriting Committees. Mr. Carlsen will be retiring from his position as Chief Operating Officer on June 1, 2006, but will continue to provide underwriting and operating services to Endurance on a part-time basis as a consultant. Mr. Carlsen’s full-time duties at Endurance will be assumed by Kenneth J. LeStrange, the Chairman, President and Chief Executive Officer and David S. Cash, the Chief Underwriting Officer.

Mr. Carlsen was a founding member of Endurance, helping to raise the initial capital with CEO Ken LeStrange in 2001 and successfully completing the company’s IPO in 2003. Mr. Carlsen served as the company’s first Chief Underwriting Officer and also as Chairman of Endurance Services and Chairman of Endurance Re America.

Kenneth J. LeStrange, Chairman, President and Chief Executive Officer, commented, “With Endurance since its inception, Steve has been a superb leader, co-worker and friend. His many contributions at the company have considerably enhanced Endurance’s performance over the past four years.”

Mr. Carlsen stated, “Establishing and growing Endurance has been both a demanding and immensely rewarding experience for me. I am proud of what has been accomplished at Endurance over the past four years and looking forward to my new roles. I am grateful to my colleagues at Endurance who are willing and more than able to take over many of my existing responsibilities. I’m looking forward to spending more time with my family while being able to continue my relationship with Endurance.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A- (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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